Exhibit 99.1

MAP Pharmaceuticals Reports First Quarter of 2010 Financial Results

MOUNTAIN VIEW, Calif., May 4, 2010 /PRNewswire-FirstCall/ —MAP Pharmaceuticals, Inc. (Nasdaq: MAPP) today announced financial results for the first quarter ended March 31, 2010.

The net loss for the first quarter ended March 31, 2010 was $14.1 million compared to $9.9 million during the same period in 2009. MAP Pharmaceuticals had $69.2 million in cash and cash equivalents as of March 31, 2010, compared to $65.8 million as of December 31, 2009.

Revenues for the first quarter ended March 31, 2010 were $0 compared to $7.5 million for the same period in 2009. The revenue for the first quarter of 2009 was due to amortization of a $40.0 million upfront payment received in February 2009 and reimbursements for development expenses related to Unit Dose Budesonide (UDB), pursuant to MAP Pharmaceuticals’ previous license agreement with AstraZeneca.

Research and development (R&D) expenses for the first quarter ended March 31, 2010 were $9.8 million compared to $14.1 million for the same period in 2009. The decrease in R&D expenses for the three months ended March 31, 2010 was driven primarily by a decrease in clinical and other related expenses to support the UDB Phase 3 clinical program which was suspended in July 2009, partially offset by an increase in other general R&D expenses.

Sales, general and administrative (SG&A) expenses for the first quarter ended March 31, 2010 were $3.9 million compared to $2.8 million for the same period in 2009. The increase in SG&A expenses was related primarily to an increase in personnel related expenses, including stock-based compensation, and an increase in professional services and LEVADEX related marketing activities.

For the first quarter ended March 31, 2010, non-cash stock-based compensation and depreciation was approximately $1.8 million.

“We have been highly productive in 2010 with the continued evaluation of patients and subjects in our ongoing trials necessary for NDA submission as well as with scientific presentations at the American Academy of Neurology meeting of additional efficacy data for LEVADEX in hard-to-treat patient subpopulations,” said Timothy S. Nelson, President and Chief Executive Officer of MAP Pharmaceuticals. “These accomplishments, coupled with the FDA notification that a second pivotal efficacy trial of LEVADEX will not be required, are bringing us closer to our goal of serving migraine patients, including those who are currently underserved by available therapeutic options.”

About MAP Pharmaceuticals

MAP Pharmaceuticals is dedicated to developing and commercializing new therapies for patients suffering from conditions that are not adequately treated by currently available medicines. The Company is developing LEVADEX orally inhaled therapy for the potential treatment of migraine and has reported positive results from the efficacy portion of its Phase 3 trial of LEVADEX. In addition, MAP Pharmaceuticals generates new pipeline opportunities by applying its proprietary drug particle and inhalation technologies to enhance the therapeutic benefits of proven drugs, while minimizing risk by capitalizing on their known safety, efficacy and commercialization history.

Additional information about MAP Pharmaceuticals can be found at http://www.mappharma.com.

Forward-Looking Statements

In addition to statements of historical facts or statements of current conditions, this press release contains forward-looking statements, including with respect to MAP Pharmaceuticals’ LEVADEX product candidate. Actual results may differ materially from current expectations based on risks and uncertainties affecting the company’s business, including, without limitation, risks and uncertainties relating to the enrollment, conduct and completion of clinical trials, failure to achieve favorable clinical outcomes and to have the company’s LEVADEX product candidate approved for commercial use. The reader is cautioned not to unduly rely on the forward-looking statements contained in this press release. MAP Pharmaceuticals expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law. Additional information on potential factors that could affect MAP Pharmaceuticals’ results and other risks and uncertainties are detailed in its Annual Report on Form 10-K for the year ended December 31, 2009, available at http://edgar.sec.gov.

CONTACT: Christopher Y. Chai, Chief Financial Officer of MAP Pharmaceuticals, Inc., (650) 386-3107; or media, Nicole Foderaro of WCG, (415) 946-1058, nfoderaro@wcgworld.com.

MAP PHARMACEUTICALS, INC.

(a development stage enterprise)

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	March 31, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$69,234	$65,776
Other current assets	525	620

Total current assets	69,759	66,396
Property and equipment, net	4,558	4,164
Other assets	38	126
Restricted investment	310	310

Total assets	$74,665	$70,996

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$11,896	$14,484
Current portion of long-term debt	7,466	7,283

Total current liabilities	19,362	21,767
Long-term debt, net of current	5,477	7,337
Other liabilities	134	90

Total liabilities	24,973	29,194

Total stockholders’ equity	49,692	41,802

Total liabilities and stockholders’ equity	$74,665	$70,996

MAP PHARMACEUTICALS, INC.

(a development stage enterprise)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2010	2009
Collaboration revenue	$—	$7,484

Operating expenses:
Research and development	9,786	14,075
Sales, general and administrative	3,881	2,808

Total operating expenses	13,667	16,883

Loss from operations	(13,667)	(9,399)

Other expense, net	(391)	(521)

Net loss	$(14,058)	$(9,920)

Net loss per share attributed to common stockholders - basic and diluted	$(0.54)	$(0.48)

Weighted average shares outstanding used in calculating net loss per share attributed to common stockholders - basic and diluted	25,852,085	20,583,774